Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Nov. 4, 2015

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 3Q Results

•	Closing of Permian Acquisition Drives Record Oil Production

•	Higher-Intensity Completions on Permian and Williston Wells Highlight Upside

•	Cash Operating Expenses Down 21% vs. 3Q 2014

•	3Q Financials Impacted by Commodity Prices and Acquisition Costs, but Adjusted EBITDAX Up 21%

•	Capex Tracking with Cash Flow

TULSA, Okla. – WPX Energy’s (NYSE:WPX) third-quarter 2015 results reflect the successful close of the company’s acquisition of Permian Basin properties in mid-August and continued operational improvements in its portfolio.

WPX set a new high for liquids production including a partial quarter of Permian volumes, averaging 56,500 barrels per day of oil and NGL in third-quarter 2015. Oil production alone surpassed 35,000 barrels per day for the first time and accounted for 21 percent of total equivalent production, up from 15 percent a year ago.

Enhanced completion designs on wells in the Permian and Williston basins are also yielding early-time results that exceed existing type curves, pointing to opportunities for increased shareholder value. WPX will continue to aggressively test and evaluate larger stimulations.

WPX reduced cash operating expenses by 21 percent in the third-quarter and continued to make progress on deleveraging with the signing of a $185 million agreement to sell a North Dakota gathering system and closing an $80 million divestiture of Wyoming interests. WPX expects to close the sale of the North Dakota gathering system this month.

WPX is now more than half of the way toward its goal of $400-$500 million in divestitures by the end of the year. The company also has processes under way to market a San Juan Basin gathering system and to evaluate opportunities for accelerating value in the Piceance Basin.

“We continue to rapidly execute on our plans to reduce debt, drive down costs and bring more balance to our commodity mix,” said Rick Muncrief, president and chief executive officer.

“The third-quarter of 2015 will always be marked by our entry into the Permian Basin. We announced, capitalized and closed a transformational acquisition in just over 30 days. That’s an incredible achievement that shows our ability to act quickly and facilitate material change.

“WPX is financially strong, has decades of drilling inventory, is making dramatic operational improvements and will continue to benefit from our attractive hedges,” Muncrief added.

WPX reported an unaudited net loss attributable to common shareholders of $234 million for third-quarter 2015, or a loss of $0.93 per share on a diluted basis, compared with net income of $62 million, or income of $0.30 per share, in the same period a year ago.

Significantly lower commodity prices this year vs. those realized in 2014 decreased total product revenues by $159 million in third-quarter 2015. In addition to the impact of lower prices, third-quarter 2015 reported results reflect $104 million in acquisition related costs including a loss on the extinguishment of acquired debt and acquisition bridge facility fees, $47 million in exploration expense to write off leasehold and well costs in an exploratory area, and $41 million in higher DD&A expense. Also impacting third-quarter 2015 is a $124 million net loss from discontinued operations primarily related to certain contractual obligation charges recorded upon exiting the Powder River Basin.

Net loss from continuing operations attributable to WPX Energy was $110 million in third-quarter 2015, or a loss of $0.44 per share on a diluted basis, compared with net income of $46 million, or income of $0.23 per share, in the same period a year ago.

Excluding unrealized mark-to-market gains (losses), gains and losses on asset sales, impairments, contract termination and early rig release expenses, severance and relocation costs, and acquisition related costs, WPX had an adjusted loss from continuing operations of $42 million, or a loss of $0.17 per share on a diluted basis, for third-quarter 2015. A year ago, WPX had an adjusted loss from continuing operations of $15 million, or a loss of $0.07 per share, in the same period. Total product revenues decreased 35 percent in the 2015 period vs. the 2014 period. A reconciliation accompanies this press release.

Despite the decline in commodity prices that drove reported results, WPX’s adjusted EBITDAX (a non-GAAP measure) for third-quarter 2015 was $240 million compared with $199 million for the same period in 2014. Favorable hedge positions, reduced operating expenses and the benefit of integrating Permian Basin operations contributed to the increase. Further detail regarding adjusted EBITDAX is available in this press release.

UPDATED HEDGING ACTIVITY

For the balance of 2015, approximately three-fourths of WPX’s anticipated oil and natural gas production is hedged at $85.63 per barrel and $4.06 per MMbtu.

For 2016, roughly two-thirds of WPX’s anticipated oil and natural gas production is hedged at $61.70 per barrel and $3.63 per MMbtu.

For the balance of 2015, WPX’s average basis hedge price is ($0.13) per MMbtu. For 2016, WPX’s average basis hedge price is ($0.19) per MMbtu.

Additional details about WPX’s 2015 and 2016 hedge positions are available online at www.wpxenergy.com in the company’s third-quarter slide presentation.

WPX CLOSES PERMIAN ACQUISITION

WPX completed its acquisition of privately held RKI Exploration & Production LLC in mid-August 2015, which is consistent with the company’s strategy to maximize returns on capital, increase cash margins and grow oil production.

With the merger complete, WPX now has a substantial presence in the core of the Permian’s Delaware Basin that includes approximately 92,000 net acres, more than 3,600 gross risked drilling locations across stacked pay intervals and more than 375 miles of scalable gas gathering and water infrastructure.

The newly acquired Permian assets have existing production from 10 of 12 prospective benches in a 9,000 foot hydrocarbon-charged stratigraphic column that includes the Wolfcamp, Bone Spring, Avalon and Delaware Sands intervals.

PRODUCTION

WPX’s overall third-quarter 2015 production was 167.3 Mboe/d, or 1,004 MMcfe/d, compared with 167.2 Mboe/d, or 1,003 MMcfe/d, in third-quarter 2014.

Liquids production accounted for 34 percent of WPX’s third-quarter 2015 production, up from 32 percent in the sequential quarter and 26 percent a year ago.

Third-quarter 2015 volumes include a partial quarter of Permian production volumes following WPX’s acquisition of RKI in mid-August. The 2014 period includes certain Marcellus volumes that have since been divested.

Average Daily Production	3Q			2Q Sequential
	2015	2014	Change	2015	Change
Natural gas (MMcf/d)
Piceance Basin	481	542	-11%	511	-6%
San Juan Basin	131	111	18%	126	4%
Permian Basin*	19	—	n/a	—	n/a
Appalachian Basin	19	79	-76%	20	-5%
Other	15	14	7%	18	-17%

Subtotal (MMcf/d)	665	746	-11%	675	-1%
Oil (Mbbl/d)
Williston Basin	18.9	20.1	-6%	22.6	-16%
San Juan Basin	10.4	3.9	167%	8.5	22%
Permian Basin*	4.6	—	n/a	—	n/a
Piceance Basin	1.3	1.7	-24%	1.6	-19%
Other	—	0.1	n/a	—	n/a

Subtotal (Mbbl/d)	35.2	25.8	36%	32.7	8%
NGLs (Mbbl/d)
Piceance Basin	13.3	14.5	-8%	14.5	-8%
Other	6.4	2.6	146%	5.2	23%
Permian Basin*	1.6	—	n/a	—	n/a

Subtotal (Mbbl/d)	21.3	17.1	25%	19.7	8%
Total Production (MMcfe/d)	1,004	1,003	0%	989	2%

Total Production (Mboe/d)	167.3	167.2	0%	164.8	2%

*	Denotes partial quarter results. WPX’s acquisition of Permian Basin properties closed in mid-August.

WPX continues to post double-digit oil production growth, up 36 percent from 25,800 barrels per day a year ago to 35,200 barrels per day in third-quarter 2015. Sequential quarter performance was impacted by reduced completion activity this year.

Total liquids production during third-quarter 2015 averaged 56,500 barrels per day, which is a new high at WPX. Oil alone accounted for 21 percent of total production, up 6 percent vs. a year ago.

Third-quarter 2015 natural gas production was 665 MMcf/d compared with 746 MMcf/d a year ago which included certain volumes that have since been divested. Development activity in the Piceance during 2015 is significantly lower than in 2014 when WPX averaged nine rigs in the basin.

NGL volumes were 21,300 barrels per day in third-quarter 2015, up 8 percent vs. the most recent quarter and 25 percent higher than the same period a year ago. The ethane recovery rate was approximately 23 percent in third-quarter 2015 vs. 27 percent in second-quarter 2015. The decline is attributed to lower recoveries at the Meeker plant in Colorado during July.

GUIDANCE UPDATE

WPX is raising its full-year 2015 production guidance to a range of 165-172 Mboe/d, up from its previous estimate of 163-168 Mboe/d. WPX has raised production guidance and lowered cash operating expenses in each quarter of 2015.

Additional details about WPX’s full-year 2015 guidance are available online at www.wpxenergy.com in the company’s third-quarter slide presentation. Projected capital spending is unchanged.

DEVELOPMENT ACTIVITY SUMMARY

WPX’s capital expenditure activity for the first nine months of 2015 was $640 million, including $205 million in the third quarter.

WPX has eight rigs deployed in its operating areas, comprised of four in the Permian Basin, two in the Williston Basin, one in the San Juan Basin and one in the Piceance Basin. The company curtailed previous plans to add additional rigs this year based on current commodity prices.

During third-quarter 2015, WPX participated in the completion of 69 gross (38 net) wells, including 29 gross non-operated wells, 11 gross in the Piceance Basin, 15 gross in the San Juan Gallup oil play, five gross in the company’s San Juan legacy area, four gross in the Williston Basin and five gross in the Permian Basin.

For the first nine months of 2015, WPX participated in the completion of 183 gross (126 net) wells, including 53 gross non-operated wells, 59 gross in the Piceance, 45 gross in the San Juan Gallup oil play, five gross in the company’s San Juan legacy area, 16 gross in the Williston Basin and five gross in the Permian Basin.

Drilling activity during third-quarter 2015 was comprised of 44 gross (23.3 net) spuds, including 16 gross (0.7 net) non-operated wells, six gross (5.5 net) in the Piceance, seven gross (5.6 net) in the San Juan Gallup oil play, seven gross (4.6 net) in the company’s San Juan legacy area, two gross (0.9 net) in the Williston Basin and six gross (six net) in the Permian Basin.

OPERATIONS HIGHLIGHTS

In the Permian Basin, an enhanced completion on a horizontal Wolfcamp A well resulted in an increase in cumulative production that is significantly above the acquisition type curve.

The fracture stimulation treatment on the well employed an enhanced design using 1,500 pounds of sand per foot over a 4,300 foot completed interval. The Covington 46-3H well produced 227 Mboe (60 percent oil) in its first nine months and was producing approximately 550 Boe/d near the end of October.

The offset well – the 46-2H – used an early generation stimulation treatment that placed 1,100 pounds of sands per foot over a 3,800 foot lateral, which resulted in cumulative production of 146 Mboe in its first nine months. It was producing approximately 190 Boe/d near the end of October. This well was completed in 2014.

The company also has begun testing rotary steerable technology on its Wolfcamp horizontal wells, generating a 30 percent improvement in drilling times down to an average of 24 days.

In the Williston Basin, WPX recently completed three wells on the Mandaree pad using high-intensity larger completions with 100 percent sand and 45 stages each.

Two wells on the pad were completed with 10-million-pound stimulations. The third well on the pad was completed with a 6-million-pound stimulation.

The work was designed to test increased stage counts and higher proppant volumes along the length of the completed wellbores, which had an average lateral length of 9,800 feet.

Early flowback generated initial rates of 2,300 barrels per day of oil, 2,130 bbl/d of oil and 1,650 bbl/d of oil at respective flowing casing pressures of 3,500 pounds per square inch, 3,300 PSI and 3,350 PSI. The results for each well – two in the Three Forks bench and one in the Middle Bakken – are above the company’s blended type curve of 750 Mboe/d.

After two months, the three Mandaree wells are currently producing approximately 3,900 bbl/d of oil on a combined basis at flowing casing pressures averaging 2,000 PSI.

In the San Juan Gallup oil play, WPX recently drilled a well in just 6.7 days, besting the company’s previous fastest drilling time in the basin of 7.9 days. The company also started testing the upper Gallup with a 9,400 foot lateral that produced an initial rate of 1,350 Boe/d. After nearly 90 days, the well has cumulative production of approximately 116 Mboe (50 percent oil). Additionally, WPX has now completed 183 miles of oil, gas and water gathering lines in its Gallup development area.

In the Piceance Basin, WPX completed its first long lateral in the Niobrara formation reaching more than 9,000 feet. Prior Niobrara laterals were in the 4,200-6,000 foot range. The long-lateral well had peak production of 14 MMcf/d at a flowing casing pressure of 6,300 PSI and has averaged more than 13 MMcf/d over its first 60 days. This is double the performance of the offset well that has a one-mile lateral.

WPX also has completed 11 wells in the Piceance Basin testing larger volume fracs and enhanced perforation designs. Early-time results show a 40-50 percent increase in well performance vs. previous completions in the company’s Piceance Valley and Ryan Gulch areas.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for third-quarter 2015 was $240 million compared with $199 million for the same period in 2014.

During the third quarter, net realized average prices for natural gas, oil and natural gas liquids were down materially compared with a year ago. This was offset by cash received on derivative settlements of $155 million compared with $15 million in third-quarter 2014.

The weighted average gross sales price – prior to revenue deductions – for natural gas was $2.69 per Mcf in third-quarter 2015, down 18 percent compared with $3.30 per Mcf a year ago.

The weighted average gross sales price – prior to revenue deductions – for oil was $40.10 per barrel in third-quarter 2015, down 53 percent compared with $84.76 per barrel a year ago.

The weighted average gross sales price – prior to revenue deductions – for NGL was $17.87 per barrel in third-quarter 2015, down 59 percent compared with $43.42 per barrel a year ago.

EBITDAX (non-GAAP)	Third Quarter		YTD
	2015	2014	2015	2014
	millions	millions	millions	millions
Net income (loss)	($230)	$66	($192)	($48)
Interest expense	$65	$31	$130	$88
Provision (benefit) for income taxes	($52)	$25	($53)	($44)
Depreciation, depletion and amortization	$242	$201	$685	$596
Exploration expenses	$56	$28	$69	$97

EBITDAX	$81	$351	$639	$689

Loss on sale of working interests in the Piceance Basin	—	$1	—	$196
Net gain on sales of assets	($2)	—	($280)	—
RKI acquisition costs and loss on acquired debt retirement	$87	—	$87	—
Net (gain) loss on derivatives	($205)	($148)	($239)	$64
Net cash received (paid) related to settlement of derivatives	$155	$15	$422	($170)
(Income) loss from discontinued operations	$124	($20)	$85	($50)

Adjusted EBITDAX	$240	$199	$714	$729

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for gain (loss) on asset sales, acquisition-related costs, net (gain) loss on derivatives, net cash received (paid) on settlement of derivatives, and (income) loss from discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

CASH OPERATING EXPENSE

WPX’s operating expenses – excluding exploration expense and DD&A – decreased 21 percent from $248 million a year ago to $196 million in third-quarter 2015.

WPX’s lease and facility operating expenses decreased 21 percent from $63 million a year ago to $50 million in third-quarter 2015 resulting from lower natural gas volumes associated with the prior sale of certain Marcellus volumes, as well as cost reduction efforts in the Williston and Piceance basins. Partially offsetting the decreases were lease and facility operating expenses in the Permian Basin.

Gathering, processing and transportation charges decreased almost 9 percent from $82 million a year ago to $75 million in third-quarter 2015. The decrease is primarily attributable to lower gas volumes.

Taxes other than income decreased 47 percent from $32 million a year ago to $17 million in third-quarter 2015. This is primarily due to lower commodity prices and decreased natural gas volumes, partially offset by higher oil volumes.

General and administrative expenses decreased 24 percent from $71 million a year ago to $54 million in third-quarter 2015 primarily from structural improvements WPX made in its labor costs.

DD&A EXPENSE

Depreciation, depletion and amortization expense increased 20 percent from $201 million a year ago to $242 million in third-quarter 2015 as a result of higher oil production volumes, including Permian production, and an increase in the DD&A rate. As required by generally accepted accounting principles (GAAP), WPX lowered the reserves base used in the calculation of the company’s DD&A rate to reflect the impact of a decrease in 12-month historical average commodity prices, which increased the DD&A rate.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first nine months of 2015 was $629 million vs. $779 million for the same period a year ago which benefitted from higher commodity prices. WPX generated $199 million in net cash from operating activities in third-quarter 2015, inclusive of $23 million in acquisition-related costs.

At Sept. 30, 2015, WPX had approximately $99 million in unrestricted cash and cash equivalents. WPX’s total liquidity at Sept. 30, 2015, was approximately $1.45 billion including its revolver capacity.

As previously announced, WPX amended its revolving credit facility during the third quarter which increased the capacity from $1.5 billion to $1.75 billion.

The amendment to the credit facility modified, among other things, the existing financial covenants in a manner that enhances the company’s liquidity position on a go-forward basis.

THURSDAY CONFERENCE CALL

WPX management will discuss its third-quarter 2015 results during a webcast on Thursday morning, Nov. 5, beginning at 10 a.m. Eastern. Participants can access the event at www.wpxenergy.com. The slides for the webcast are available for download at the same website.

A limited number of phone lines also will be available at (877) 201-0168. International callers should dial (647) 788-4901. The conference identification code is 49515329. A replay of the webcast will be available on WPX’s website for one year following the event.

Form 10-Q

WPX plans to file its third-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has reported double-digit oil volume growth in each of the past three years and is reshaping its portfolio through more than $4 billion of acquisitions and divestitures.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$317	$262	$201	$222	$1,002	$167	$127	$146	$440
Oil and condensate sales	149	194	199	182	724	117	145	124	386
Natural gas liquid sales	61	54	53	37	205	23	25	24	72

Total product revenues	527	510	453	441	1,931	307	297	294	898
Gas management	561	231	145	183	1,120	158	57	35	250
Net gain (loss) on derivatives	(195)	(17)	148	498	434	105	(71)	205	239
Other	1	3	1	3	8	2	1	3	6

Total revenues	894	727	747	1,125	3,493	572	284	537	1,393
Costs and expenses:
Lease and facility operating	60	59	63	62	244	57	51	50	158
Gathering, processing and transportation	89	78	82	79	328	73	69	75	217
Taxes other than income	35	33	32	26	126	22	19	17	58
Gas management, including charges for unutilized pipeline capacity	391	233	164	199	987	109	59	43	211
Exploration	15	54	28	76	173	7	6	56	69
Depreciation, depletion and amortization	193	202	201	214	810	216	227	242	685
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	20	20	—	—	—	—
Net (gain) loss on sales of assets	—	—	—	—	—	(69)	(209)	(1)	(279)
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—	—	—	—
General and administrative	67	70	71	63	271	64	63	54	181
Acquisition costs	—	—	—	—	—	—	—	23	23
Other-net	2	1	3	6	12	26	5	7	38

Total costs and expenses	852	925	645	745	3,167	505	290	566	1,361
Operating income (loss)	42	(198)	102	380	326	67	(6)	(29)	32
Interest expense	(29)	(28)	(31)	(35)	(123)	(33)	(32)	(65)	(130)
Loss on extinguishment of acquired debt	—	—	—	—	—	—	—	(65)	(65)
Investment income and other	—	—	—	1	1	1	1	1	3

Income (loss) from continuing operations before income taxes	$13	$(226)	$71	$346	$204	$35	$(37)	$(158)	$(160)
Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(52)	(53)

Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(106)	$(107)
Income (loss) from discontinued operations	19	11	20	(8)	42	46	(7)	(124)	(85)

Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$(230)	$(192)
Less: Net income (loss) attributable to noncontrolling interests	1	2	4	—	7	1	—	—	1

Net income (loss) attributable to WPX Energy, Inc.	$18	$(135)	$62	$219	$164	$67	$(30)	$(230)	$(193)

Less: Dividends on preferred stock	—	—	—	—	—	—	—	4	4

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$18	$(135)	$62	$219	$164	$67	$(30)	$(234)	$(197)

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(110)	$(111)
Income (loss) from discontinued operations	18	9	16	(8)	35	45	(7)	(124)	(86)

Net income (loss)	$18	$(135)	$62	$219	$164	$67	$(30)	$(234)	$(197)

Summary of Production Volumes (1)
Natural gas (MMcf)	71,531	71,972	68,614	68,270	280,386	63,476	61,388	61,143	186,008
Oil (MBbls)	1,737	2,159	2,373	2,975	9,244	3,117	2,975	3,241	9,333
Natural gas liquids (MBbls)	1,587	1,625	1,574	1,464	6,250	1,518	1,791	1,958	5,267
Combined equivalent volumes (MMcfe) (2)	91,475	94,680	92,295	94,902	373,352	91,291	89,985	92,334	273,610
Combined equivalent volumes (MBoe) (3)	15,246	15,780	15,383	15,817	62,225	15,215	14,998	15,389	45,602

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.
(2)	Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.
(3)	MMcfe is converted to MBoe using the ratio of one barrel to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Natural gas (per Mcf)	$4.42	$3.66	$2.92	$3.25	$3.57	$2.62	$2.08	$2.39	$2.36
Oil (per barrel)	$86.24	$89.24	$84.11	$61.14	$78.32	$37.64	$48.60	$38.11	$41.30
Natural gas liquids (per barrel)	$38.27	$33.58	$33.64	$25.04	$32.79	$15.40	$13.76	$12.40	$13.73

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$3.99	$3.75	$4.05	$3.90	$3.92	$3.73	$3.39	$3.27	$3.46
Gathering, processing and transportation	$5.81	$4.99	$5.32	$5.00	$5.28	$4.80	$4.61	$4.84	$4.75
Taxes other than income	$2.27	$2.11	$2.09	$1.62	$2.02	$1.45	$1.23	$1.10	$1.26
Depreciation, depletion and amortization	$12.67	$12.79	$13.09	$13.52	$13.02	$14.21	$15.14	$15.72	$15.03
General and administrative	$4.42	$4.40	$4.61	$4.01	$4.35	$4.21	$4.21	$3.55	$3.97

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$—	$(144)	$46	$227	$129	$22	$(23)	$(106)	$(107)

Income (loss) from continuing operations—diluted earnings per share	$—	$(0.71)	$0.23	$1.10	$0.62	$0.11	$(0.12)	$(0.44)	$(0.50)

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves and leasehold (1)	$—	$—	$—	$20	$20	$—	$—	$—	$—
Impairments- exploratory related	$—	$40	$22	$67	$129	$—	$—	$47	$47
Loss on sale of working interests in the Piceance Basin	$—	$195	$1	$—	$196	$—	$—	$—	$—
Net gain on sales of assets	$—	$—	$—	$—	$—	$(69)	$(209)	$(2)	$(280)
Expense related to Early Exit Program	$—	$2	$8	$—	$10	$—	$—	$—	$—
Contract termination and early rig release expenses	$—	$—	$6	$6	$12	$26	$—	$—	$26
Assignment of natural gas storage commitment	$—	$—	$—	$14	$14	$—	$—	$—	$—
Costs related to severance and relocation	$—	$—	$—	$—	$—	$8	$7	$1	$16
Costs related to acquistion and retention	$—	$—	$—	$—	$—	$—	$1	$103	$104
Unrealized MTM (gain) loss	$27	$—	$(133)	$(453)	$(559)	$30	$203	$(50)	$183

Total pre-tax adjustments	$27	$237	$(96)	$(346)	$(178)	$(5)	$2	$99	$96
Less tax effect for above items	$(10)	$(87)	$35	$126	$64	$2	$(1)	$(35)	$(34)
Impact of new state tax law in New York (net of federal benefit)	$9	$—	$—	$—	$9	$—	$—	$—	$—

Total adjustments, after-tax	$26	$150	$(61)	$(220)	$(105)	$(3)	$1	$64	$62

Adjusted income (loss) from continuing operations available to common stockholders	$26	$6	$(15)	$7	$24	$19	$(22)	$(42)	$(45)

Adjusted diluted earnings (loss) per common share	$0.13	$0.03	$(0.07)	$0.03	$0.12	$0.09	$(0.11)	$(0.17)	$(0.20)

Diluted weighted-average shares (millions)	205.2	202.7	207.5	206.3	206.3	205.9	205.0	251.2	220.3

(1)	These items are presented net of amounts attributable to noncontrolling interests.

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$(230)	$(192)
Interest expense	29	28	31	35	123	33	32	65	130
Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(52)	(53)
Depreciation, depletion and amortization	193	202	201	214	810	216	227	242	685
Exploration expenses	15	54	28	76	173	7	6	56	69

EBITDAX	269	69	351	663	1,352	337	221	81	639
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	—	20	20	—	—	—	—
Loss on sale of working interests in the Piceance Basin	—	195	1	—	196	—	—	—	—
Net gain on sales of assets	—	—	—	—	—	(69)	(209)	(2)	(280)
RKI acquistion costs and loss on acquired debt retirement	—	—	—	—	—	—	—	87	87
Net (gain) loss on derivatives	195	17	(148)	(498)	(434)	(105)	71	(205)	(239)
Net cash received (paid) related to settlement of derivatives	(168)	(17)	15	45	(125)	135	132	155	422
(Income) loss from discontinued operations	(19)	(11)	(20)	8	(42)	(46)	7	124	85

Adjusted EBITDAX	$277	$253	$199	$238	$967	$252	$222	$240	$714

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$146	$201	$440	$780
Oil and condensate sales	124	199	386	542
Natural gas liquid sales	24	53	72	168

Total product revenues	294	453	898	1,490
Gas management	35	145	250	937
Net gain (loss) on derivatives	205	148	239	(64)
Other	3	1	6	5

Total revenues	537	747	1,393	2,368
Costs and expenses:
Lease and facility operating	50	63	158	182
Gathering, processing and transportation	75	82	217	249
Taxes other than income	17	32	58	100
Gas management, including charges for unutilized pipeline capacity	43	164	211	788
Exploration	56	28	69	97
Depreciation, depletion and amortization	242	201	685	596
Net (gain) loss on sales of assets	(1)	—	(279)	—
Loss on sale of working interests in Piceance Basin	—	1	—	196
General and administrative	54	71	181	208
Acquisition costs	23	—	23	—
Other - net	7	3	38	6

Total costs and expenses	566	645	1,361	2,422
Operating income (loss)	(29)	102	32	(54)
Interest expense	(65)	(31)	(130)	(88)
Loss on extinguishment of acquired debt	(65)	—	(65)	—
Investment income and other	1	—	3	—

Income (loss) from continuing operations before income taxes	(158)	71	(160)	(142)
Provision (benefit) for income taxes	(52)	25	(53)	(44)

Income (loss) from continuing operations	(106)	46	(107)	(98)
Income (loss) from discontinued operations	(124)	20	(85)	50

Net income (loss)	(230)	66	(192)	(48)
Less: Net income (loss) attributable to noncontrolling interests	—	4	1	7

Net income (loss) attributable to WPX Energy, Inc.	(230)	62	(193)	(55)
Less: Dividends on preferred stock	4	—	4	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(234)	$62	$(197)	$(55)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(110)	$46	$(111)	$(98)
Income (loss) from discontinued operations	(124)	16	(86)	43

Net income (loss)	$(234)	$62	$(197)	$(55)

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.44)	$0.23	$(0.50)	$(0.48)
Income (loss) from discontinued operations	(0.49)	0.07	(0.39)	0.21

Net income (loss)	$(0.93)	$0.30	$(0.89)	$(0.27)

Basic weighted-average shares	251.2	203.3	220.3	202.5
Diluted weighted-average shares	251.2	207.5	220.3	202.5

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	September 30, 2015	December 31, 2014
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$99	$41
Accounts receivable, net of allowance of $5 million as of September 30, 2015 and $6 million as of December 31, 2014	298	459
Derivative assets	369	498
Inventories	71	45
Margin deposits	2	27
Assets classified as held for sale	70	773
Other	28	26

Total current assets	937	1,869
Properties and equipment (successful efforts method of accounting)	15,382	11,753
Less: Accumulated depreciation, depletion and amortization	(5,567)	(4,911)

Properties and equipment, net	9,815	6,842
Derivative assets	85	38
Other noncurrent assets	70	49

Total assets	$10,907	$8,798

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$413	$712
Accrued and other current liabilities	283	177
Liabilities associated with assets held for sale	1	132
Deferred income taxes	65	151
Derivative liabilities	10	37

Total current liabilities	772	1,209
Deferred income taxes	1,255	621
Long-term debt	3,400	2,280
Derivative liabilities	2	5
Asset retirement obligations	230	198
Other noncurrent liabilities	176	57
Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; 7 million shares issued at September 30, 2015)	339	—
Common Stock (2 billion shares authorized at $0.01 par value; 275.3 million shares issued at September 30, 2015 and 203.7 million shares issued at December 31, 2014)	3	2
Additional paid-in-capital	6,167	5,562
Accumulated deficit	(1,437)	(1,244)
Accumulated other comprehensive income (loss)	—	(1)

Total stockholders’ equity	5,072	4,319
Noncontrolling interests in consolidated subsidiaries	—	109

Total equity	5,072	4,428

Total liabilities and equity	$10,907	$8,798

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2015	2014
	(Millions)
Operating Activities
Net income (loss)	$(192)	$(48)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	685	638
Deferred income tax provision (benefit)	(138)	(55)
Provision for impairment of properties and equipment (including certain exploration expenses)	78	95
Amortization of stock-based awards	27	26
Loss on extinguishment of aquired debt and acquisition bridge financing fees	81	—
(Gain) loss on sales of international interests and domestic assets	(317)	195
Cash provided (used) by operating assets and liabilities:
Accounts receivable	232	71
Inventories	(11)	1
Margin deposits and customer margin deposits payable	25	(22)
Other current assets	—	16
Accounts payable	(186)	(15)
Accrued and other current liabilities	22	(22)
Changes in current and noncurrent derivative assets and liabilities	183	(106)
Other, including changes in other noncurrent assets and liabilities	140	5

Net cash provided by operating activities	629	779

Investing Activities
Capital expenditures (a)	(890)	(1,325)
Proceeds from sale of international interests and domestic assets	819	389
Purchase of a business, net of cash acquired	(1,190)	—
Other	2	(3)

Net cash provided by (used in) investing activities	(1,259)	(939)

Financing Activities
Proceeds from common stock	295	15
Proceeds from preferred stock	339	—
Proceeds from long-term debt	1,000	500
Borrowings on credit facility	756	1,451
Payments on credit facility	(636)	(1,816)
Payments for retirement of acquired debt	(1,055)	—
Payments for debt issuance costs and acquisition bridge financing fees	(40)	(6)
Other	—	(12)

Net cash provided by (used in) financing activities	659	132

Net increase (decrease) in cash and cash equivalents	29	(28)
Effect of exchange rate changes on cash and cash equivalents	—	(6)
Cash and cash equivalents at beginning of period (b)	70	99

Cash and cash equivalents at end of period	$99	$65

(a) Increase to properties and equipment	$(640)	$(1,389)
Changes in related accounts payable and accounts receivable	(250)	64

Capital expenditures	$(890)	$(1,325)

(b)	For periods prior to sale, amounts include cash associated with our international operations and represents the difference between amounts reported as cash on the Consolidated Balance Sheet.